Exhibit 99.1

MARKETAXESS REPORTS SECOND QUARTER 2020 RECORD REVENUES

OF $184.8 MILLION, RECORD OPERATING INCOME OF $104.1 MILLION AND

RECORD DILUTED EPS OF $2.20

Second Quarter Financial Highlights*

•	Record revenues of $184.8 million, up 47%

•	Record operating income of $104.1 million, up 71%

•	Record operating margin of 56.4%, up from 48.5%

•	Record diluted EPS of $2.20, up 73% from $1.27

•	Record estimated U.S. high-grade and high-yield market share of 21.5% and 14.0%, respectively

•	Record credit trading volume of $741.8 billion, up 44%

•	Record Open TradingTM volume of $243.8 billion, up 87%

*	All comparisons versus second quarter 2019.

NEW YORK, July 22, 2020 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended June 30, 2020.

“Record corporate bond new issuance and elevated credit spread volatility led to record corporate bond market volumes in the second quarter,” said Rick McVey, Chairman and CEO of MarketAxess. “Institutional investors and dealers both leaned into our Open Trading marketplace to meet their trading and liquidity needs, driving record estimated market share for both high-grade and high-yield bonds on the system. Estimated transaction cost savings delivered back to our clients reached an all-time high, with client savings exceeding company revenue for the second quarter in a row. We are encouraged by the breadth of volume and market share gains across all credit products and geographic regions, leading to robust revenue and earnings growth. Accelerating market share gains, record active clients, and growing product diversification all position the company well for future growth.”

Second Quarter Results

Total revenues for the second quarter of 2020 increased 47% to $184.8 million, compared to $125.5 million for the second quarter of 2019. Operating income was $104.1 million, compared to $60.9 million for the second quarter of 2019, an increase of 71%. Operating margin was 56.4%, compared to 48.5% for the second quarter of 2019. Net income totaled $83.9 million, or $2.20 per share on a diluted basis, compared to $48.1 million, or $1.27 per share, for the second quarter of 2019.

Commission revenue for the second quarter of 2020 increased 51% to $172.1 million, compared to $114.1 million for the second quarter of 2019. Variable transaction fees increased 61% to $146.0 million for the second quarter of 2020, compared to variable transaction fees of $90.8 million for the second quarter of 2019. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 21.5% for the second quarter of 2020, compared to an estimated 18.7% for the second quarter of 2019. Variable transaction fees in the second quarter of 2020 includes approximately $3.2 million of U.S. Treasuries trading commissions related to the November 2019 acquisition of LiquidityEdge LLC, now operating as MarketAxess Rates.

All other revenue, which consists of information services, post-trade services and other revenue, increased 12% to $12.7 million, compared to $11.4 million for the second quarter of 2019. The increase in all other revenue was principally due to higher information services revenue of $1.3 million.

Total expenses for the second quarter of 2020 increased 25% to $80.7 million, compared to $64.6 million for the second quarter of 2019. The increase in total expenses was largely due to higher employee compensation and benefit costs, mainly due to an increase in headcount, of $9.0 million, clearing costs, mainly due to record Open Trading activity and U.S. Treasury matched-principal trading, of $3.1 million, technology and communications costs of $2.1 million and depreciation and amortization of $2.0 million. MarketAxess Rates expenses, including amortization of acquired intangibles expense, totaled $3.8 million during the second quarter of 2020.

The effective tax rate for the second quarter of 2020 was 19.7%, compared to 23.5% for the second quarter of 2019. The income tax provision for the second quarter of 2020 and 2019 reflected $5.7 million and $0.4 million, respectively, of excess tax benefits related to share-based compensation awards.

Employee headcount was 561 as of June 30, 2020 compared to 527 as of December 31, 2019 and 480 as of June 30, 2019. The increase in headcount was due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation, new trading protocols and the transition to self-clearing.

Dividend

The Company’s board of directors declared a cash dividend of $0.60 per share of common stock outstanding, to be paid on August 19, 2020 to stockholders of record as of the close of business on August 5, 2020.

Share Repurchases

A total of 13,064 shares were repurchased in the second quarter of 2020 at a cost of $5.9 million.

Balance Sheet Data

As of June 30, 2020, total assets were $1.0 billion and included $535.5 million in cash, cash equivalents and investments. Total stockholders’ equity as of June 30, 2020 was $853.5 million.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Tony DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, July 22, 2020 at 10:00 a.m. EDT. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and using the conference ID: 8916147 for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. A global network of over 1,700 firms, including the world’s leading asset managers and institutional broker-dealers, leverages MarketAxess’ patented trading technology to efficiently trade bonds. MarketAxess’ award-winning Open Trading™ marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess provides automated trading solutions, market data products and a range of pre- and post-trade services.

MarketAxess is headquartered in New York and has offices in London, Amsterdam, Boston, Chicago, Los Angeles, Miami, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; global economic, political and market factors; the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new and existing laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

David Cresci	William McBride
MarketAxess Holdings Inc.	RF | Binder
+1-212-813-6027	+1-917-239-6726

Kyle White
MarketAxess Holdings Inc.
+1-212-813-6355

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$172,092	$114,124	$328,046	$226,884
Information services	8,427	7,156	17,069	14,522
Post-trade services	4,054	3,956	8,207	8,056
Other	222	254	451	519

Total revenues	184,795	125,490	353,773	249,981

Expenses
Employee compensation and benefits	41,636	32,623	82,830	65,281
Depreciation and amortization	8,305	6,345	16,372	12,427
Technology and communications	8,592	6,474	16,753	12,256
Professional and consulting fees	8,065	6,296	13,740	12,127
Occupancy	3,286	2,798	6,760	5,747
Marketing and advertising	1,810	3,667	4,485	5,966
Clearing costs	5,713	2,610	11,223	5,187
General and administrative	3,253	3,800	6,386	6,924

Total expenses	80,660	64,613	158,549	125,915

Operating income	104,135	60,877	195,224	124,066
Other income (expense)
Investment income	714	2,096	1,983	4,085
Other, net	(446)	(64)	(1,102)	(22)

Total other income	268	2,032	881	4,063

Income before income taxes	104,403	62,909	196,105	128,129
Provision for income taxes	20,549	14,804	37,435	27,502

Net income	$83,854	$48,105	$158,670	$100,627

Per Share Data:
Net income per common share
Basic	$2.25	$1.30	$4.25	$2.72
Diluted	$2.20	$1.27	$4.16	$2.66
Cash dividends declared per common share	$0.60	$0.51	$1.20	$1.02
Weighted-average common shares:
Basic	37,340	37,049	37,322	37,046
Diluted	38,153	37,910	38,115	37,871

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	Total Commissions Revenue
	(In thousands)
	(unaudited)
Variable transaction Fees
U.S. high-grade	$75,208	$42,914	$133,178	$85,415
Other credit [1]	66,977	47,233	132,587	93,267

Total credit	142,185	90,147	265,765	178,682
Rates [2]	3,846	615	9,432	1,172

Total variable transaction fees	146,031	90,762	275,197	179,854

Distribution Fees
U.S. high-grade	19,635	17,483	39,609	35,461
Other credit[1]	6,329	5,774	12,987	11,332

Total credit	25,964	23,257	52,596	46,793
Rates[2]	97	105	253	237

Total distribution fees	26,061	23,362	52,849	47,030

Total commissions	$172,092	$114,124	$328,046	$226,884

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$186.67	$168.05	$185.04	$163.15
U.S. high-grade - floating-rate	55.06	65.22	51.38	70.65

Total U.S. high-grade	181.41	161.72	178.86	157.37
Other credit [1]	204.66	190.07	201.80	193.10

Total credit	191.66	175.43	189.62	174.19

Rates[2]	4.02	46.69	3.93	42.69

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Rates includes U.S. Government bonds, agencies and other government bonds.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	June 30, 2020	December 31, 2019
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$404,148	$270,124
Investments, at fair value	131,372	230,477
Accounts receivable, net	99,222	62,017
Goodwill	147,394	146,861
Intangible assets, net of accumulated amortization	59,552	60,986
Furniture, equipment, leasehold improvements and capitalized software, net	78,461	71,795
Operating lease right-of-use assets	77,933	81,399
Prepaid expenses and other assets	41,102	30,770
Deferred tax assets, net	33	501

Total assets	$1,039,217	$954,930

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$39,434	$47,365
Income and other tax liabilities	24,906	16,690
Deferred revenue	4,068	3,499
Accounts payable, accrued expenses and other liabilities	22,624	19,294
Operating lease liabilities	94,701	97,991

Total liabilities	185,733	184,839

Stockholders’ equity
Common stock	122	122
Additional paid-in capital	327,970	342,541
Treasury stock	(164,676)	(153,388)
Retained earnings	704,219	591,086
Accumulated other comprehensive loss	(14,151)	(10,270)

Total stockholders’ equity	853,484	770,091

Total liabilities and stockholders’ equity	$1,039,217	$954,930

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$83,854	$48,105	$158,670	$100,627
Add back:
Interest expense	—	—	—	—
Provision for income taxes	20,549	14,804	37,435	27,502
Depreciation and amortization	8,305	6,345	16,372	12,427

Earnings before interest, taxes, depreciation and amortization	$112,708	$69,254	$212,477	$140,556

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flows from operating activities	$104,853	$69,733	$225,222	$109,102
Exclude: Net change in trading investments	(6,880)	(2,839)	(63,274)	(8,854)
Less: Purchases of furniture, equipment and leasehold improvements	(4,973)	(5,465)	(9,264)	(6,114)
Less: Capitalization of software development costs	(6,225)	(4,126)	(13,003)	(7,310)

Free cash flow	$86,775	$57,303	$139,681	$86,824

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$398,006	$249,025	$710,194	$508,858
U.S. high-grade - floating-rate	16,574	16,335	34,380	33,912

Total U.S. high-grade	414,580	265,360	744,574	542,770
Other credit	327,266	248,503	657,019	482,994

Total credit	741,846	513,863	1,401,593	1,025,764

Rates	955,594	13,174	2,400,472	27,450

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$6,581	$4,212	$5,957	$4,377
Other credit	5,234	3,979	5,256	3,895

Total credit	11,815	8,191	11,213	8,272

Rates	15,169	209	19,204	221
Number of U.S. Trading Days [1]	63	63	125	124
Number of U.K. Trading Days [2]	61	61	125	124

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. Government Bond trades are single-counted.